EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD:
Dennis Letham	Chris Kettmann
Chief Financial Officer (224) 521-8601	Investor and Media Inquiries (312) 553-6716
ANIXTER INTERNATIONAL INC. REPORTS
SECOND QUARTER NET INCOME OF $0.98 PER DILUTED SHARE
ON SALES OF $1.37 BILLION
GLENVIEW, IL, July 27, 2010 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended July 2, 2010.
•	Sales increased 12 percent to $1.37 billion

•	Operating profit margin increased to 5.1 percent on operating income of $70.1 million

•	Current quarter cash flow from operations of $36.6 million
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	July 2,	July 3,	Percent	July 2,	July 3,	Percent
(n.m. — not meaningful)	2010	2009	Change	2010	2009	Change
Net Sales	$1,367.2	$1,220.6	12%	$2,639.8	$2,491.8	6%
Impairment Charge	—	$100.0	n.m.	—	$100.0	n.m.
Operating Income/(Loss)	$70.1	($58.7)	n.m.	$127.1	($1.8)	n.m.
Net Income/(Loss)	$34.6	($89.8)	n.m.	$40.5	($64.1)	n.m.
Diluted Earnings/(Loss) Per Share	$0.98	($2.53)	n.m.	$1.14	($1.81)	n.m.
Diluted Weighted Shares	35.4	35.5	—	35.6	35.4	1%
Second Quarter Highlights
•	Sales of $1.37 billion increased 12 percent compared to the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:
•	$12.9 million of favorable foreign exchange effects versus prior year

•	$19.6 million of favorable copper price effects versus prior year

•	$33.0 million of unfavorable effects from exiting a major customer contract in 2009
Exclusive of the effects of the above items, sales increased by 12 percent organically.
•	Second quarter operating income of $70.1 million compares to a loss of $58.7 million in the prior year quarter, which included a $100.0 million goodwill impairment charge and a $5.7 million severance charge. Excluding these two items from last year’s second quarter results, operating income increased $23.1 million, or 49 percent. Operating profit margin of 5.1 percent in the current quarter compares to an operating margin of 3.9 percent in the year ago quarter, adjusted to exclude the goodwill impairment and severance charges. Both gross margin and operating expenses as a percentage of sales improved compared to the prior year’s adjusted performance.

•	Other income in the current quarter netted to zero versus an expense of $3.3 million in the year ago quarter. Other income and expense in the current quarter includes a foreign exchange gain of $2.1 million due to the remeasurement of Venezuela’s bolivar-denominated balance sheet at the new government rate. In the year ago quarter the company incurred a $2.1 million expense due to the cancellation of interest rate hedge contracts.

•	Net income was $34.6 million, or $0.98 per diluted share, as compared to a loss of $89.8 million, or $2.53 per diluted share, reported in the year ago quarter. The current quarter’s net income was favorably impacted by $0.8 million, or $0.02 per diluted share, for the Venezuela foreign exchange gain. The prior year quarter’s net income was unfavorably impacted by $105.4 million, or $2.95 per diluted share, related to the goodwill impairment charge, severance costs and the expense for the cancellation of the interest rate hedge contracts. Excluding the above items, net income improved by $18.2 million, or $0.54 per diluted share, up from $0.42 per diluted share in the prior year to $0.96 per diluted share in the current quarter.

•	Cash flow generated from operations was $36.6 million as compared to $171.6 million generated in the year ago quarter. The lower cash flow reflects the working capital requirements associated with the sequential revenue growth in the current period compared to the year ago period, when a substantial sequential revenue decline drove a large reduction in working capital.
Second Quarter Sales Trends
Commenting on second quarter sales trends, Robert Eck, President and CEO, stated, “Three months ago we were cautiously optimistic as we saw improving daily sales trends in late March moving into early April. These improving trends accelerated through the current quarter and helped fuel growth in most of our businesses around the world. Improvement in our day-to-day business was supplemented by higher levels of project activity in both our enterprise cabling and industrial wire and cable businesses. These growth trends are even more encouraging considering sales were negatively affected in the current quarter and first half of the year by $33.0 million and $64.7 million, respectively, as a result of the exit of a major customer contract.”
“We are very pleased with the company’s strong organic sales increase of 12 percent in the current quarter,” continued Eck. “Equally as positive is the fact that this was the first quarter since the third quarter of 2008 that we have delivered a year-on-year sales increase in all three geographic segments, as well as all three of our end markets. We are encouraged by the rate and breadth of the company’s sales rebound despite the uncertain macroeconomic conditions that continue to exist.”
Second Quarter Operating Results
“Excluding the prior year impairment and severance charges, year-on-year operating profitability during the quarter was very strong, including a 20 basis point improvement in gross margin percentage and a 100 basis point improvement in operating expenses as a percent of sales,” commented Eck. “The improvement in operating expense was driven both by our fully executed cost reduction actions, as well as critical fixed cost leverage in these early months of the recovery. The incremental operating margin of 15.7 percent on the increased year-on-year sales positions us well to achieve our operating leverage goal through this ongoing recovery period.”

“Second quarter operating expenses of $242.9 million were up $7.7 million from the second quarter of 2009,” continued Eck. “Excluding the impact of exchange rates, as well as the prior year quarter’s impairment and severance charges, expenses were only up $12.3 million, or 5 percent, on a 12 percent increase in organic sales. Increases in variable expenses to support the higher volume and increased incentive compensation costs were largely offset by our previous cost reduction actions. We are pleased with our operating leverage performance as we realize the benefit of our gross margin focus and continued prudent cost management.”
Company-wide operating margins of 5.1 percent were up 120 basis points from the 3.9 percent achieved in the year ago quarter, excluding the impact of the impairment and severance charges in the second quarter of 2009. The year-on-year improvement reflects the impact of a stronger sales mix on gross margins combined with strong volume leverage on our cost structure.
North America operating margins increased to 6.4 percent from 5.1 percent in the year ago quarter, excluding the prior year severance charge. This improvement reflects the benefit of mix-driven gross margin improvement and higher year-on-year copper prices, combined with excellent cost leverage on six percent organic sales growth. Exiting a low-margin major customer contract that generated sales of $31.4 million in the prior year quarter also contributed to the improvement. Sequentially, operating margins in the current period improved 70 basis points from the first quarter of 2010.
Europe operating margins improved to a negative 0.3 percent as compared to a negative 2.7 percent in the year ago quarter, excluding the impairment and severance charges in the prior year quarter. The year-on-year improvement reflects a stronger sales mix with a greater percentage of higher-margin OEM Supply business, combined with strong cost structure leverage from a 19 percent organic sales improvement. Sequentially, operating margins in the current period dropped by 50 basis points from the first quarter of 2010 due to gross margin pressure on flat sales.
Emerging Markets operating margins decreased to 5.8 percent in the current quarter compared to 6.7 percent in the year ago quarter. The benefit of a strong 20 percent organic sales growth was offset by weaker country mix and significantly lower volume in Venezuela due to the country’s unsettled economic environment. Sequentially, operating margins in the current period improved by 120 basis points from the first quarter of 2010.
Cash Flow and Leverage
“We are very pleased with our continued strong cash generation, including our second quarter cash flow from operations of $36.6 million,” commented Dennis Letham, Executive Vice President-Finance. “The strong cash flow was achieved despite the working capital requirements associated with sequential quarter sales growth experienced in this year’s second quarter. We expect to generate additional positive cash flow during the second half of 2010.”
“During the most recent quarter, our strong cash position allowed us to continue to buy back debt as we repurchased a portion of the 3.25% zero coupon convertible notes with an accreted value of $28.6 million. This transaction resulted in a pre-tax gain of $0.8 million,” Letham said. “With a quarter-end cash balance of $79.2 million, including $35.9 million of short-term invested cash, and an expectation of continuing positive cash flow in 2010, we will continue to evaluate the optimal use of these funds for general corporate purposes. We may from time to time repurchase additional amounts of the company’s outstanding shares, 3.25% convertible notes or other outstanding debt obligations. We are confident that this reduced leverage on our balance sheet better positions the company to effectively capitalize on the improved economic environment as well as acquisition opportunities when they become available.”
Key capital structure and credit-related statistics for the second quarter include:
•	Second quarter debt-to-total capital ratio of 43.1 percent compared favorably to 44.8 percent at the end of 2009 and 46.9 percent at the end of the second quarter of 2009

•	Second quarter weighted average cost of borrowed capital of 6.3 percent compared favorably to 6.8 percent in the year ago quarter

•	87 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$299.0 million of availability under bank revolving lines of credit at quarter end

•	$85.0 million of outstanding borrowings under the $200.0 million account receivable securitization facility at quarter end
Business Outlook
Eck commented, “The improved economic conditions that we saw around the world in the second quarter give us more confidence in our ability to generate year-on-year sales growth in 2010. However, the uncertainty that still remains in Europe and more recent concerns about a moderating growth rate in the U.S. cause us to remain cautiously optimistic. Accelerating daily sales rates that we saw through much of the second quarter began to level off in June and have continued at that pace through the first three weeks of July. It should also be noted that there will be one less shipping day in the third quarter compared to the second quarter. In addition, the normal seasonality of slower business in Europe due to the summer vacation impact, combined with scheduled factory shutdowns for our customers in the OEM Supply end market, will impact the sequential growth from the second to third quarter. Although we were very encouraged with our growth in the second quarter, we still believe that a more significant improvement will require extended positive trends and an expansion of those macro economic trends to more fully include Europe.”
“Even though we have seen improving sales trends, we will remain very diligent with our cost management efforts. In addition to benefiting from the general economic improvement, we expect our growth to be fueled by our market share gains combined with our strategic growth initiatives, which include adding new products to our portfolio where appropriate; developing end market presence in either electrical wire & cable or OEM Supply in countries where our current presence is large, but limited to only the enterprise cabling and security solutions end market; and selectively deepening our geographic presence in countries, such as Brazil and China, where our current presence is largely confined to the country’s principal business city. Assuming no macro economic deterioration occurs, we expect to continue delivering positive year-on-year performance and over time drive further improvement in overall operating profitability,” Eck concluded.
Second Quarter Earnings Report
Anixter will report results for the 2010 second quarter on Tuesday, July 27, 2010 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual

Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $900 million in inventory, 3) 219 warehouses with approximately 7 million square feet of space, and 4) locations in 262 cities in 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
(In millions, except per share amounts)	2010	2009	2010	2009

Net sales	$1,367.2	$1,220.6	$2,639.8	$2,491.8
Cost of goods sold	1,054.2	944.1	2,037.1	1,922.0

Gross profit	313.0	276.5	602.7	569.8
Goodwill impairment	—	100.0	—	100.0
Operating expenses	242.9	235.2	475.6	471.6

Operating income (loss)	70.1	(58.7)	127.1	(1.8)
Interest expense	(13.2)	(17.3)	(28.8)	(31.8)
Net gain (loss) on retirement of debt	0.8	—	(29.7)	—
Other, net	—	(3.3)	(1.1)	(2.7)

Income (loss) before income taxes	57.7	(79.3)	67.5	(36.3)
Income tax expense	23.1	10.5	27.0	27.8

Net income (loss)	$34.6	$(89.8)	$40.5	$(64.1)

Net income (loss) per share:
Basic	$1.02	$(2.53)	$1.19	$(1.81)
Diluted	$0.98	$(2.53)	$1.14	$(1.81)

Average shares outstanding:
Basic	33.9	35.5	34.1	35.4
Diluted	35.4	35.5	35.6	35.4

Geographic Segments

Net sales:
North America	$984.6	$897.7	$1,882.0	$1,818.8
Europe	251.9	218.5	505.1	457.1
Asia Pacific and Latin America	130.7	104.4	252.7	215.9

	$1,367.2	$1,220.6	$2,639.8	$2,491.8

Operating income (loss):
North America	$63.3	$41.3	$114.1	$91.4
Europe	(0.7)	(107.0)	(0.2)	(108.1)
Asia Pacific and Latin America	7.5	7.0	13.2	14.9

	$70.1	$(58.7)	$127.1	$(1.8)

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	July 2,	January 1,
(In millions)	2010	2010

Assets

Cash and cash equivalents	$79.2	$111.5
Accounts receivable, net	1,039.9	941.5
Inventories	957.6	918.8
Deferred income taxes	43.4	47.5
Other current assets	44.0	31.7

Total current assets	2,164.1	2,051.0

Property and equipment, net	84.6	87.5
Goodwill	355.9	357.7
Other assets	173.8	175.5

	$2,778.4	$2,671.7

Liabilities and Stockholders’ Equity

Accounts payable	$663.6	$505.4
Accrued expenses	168.5	155.9
Short-term debt	87.0	8.7

Total current liabilities	919.1	670.0

1.0% convertible senior notes	256.5	249.1
5.95% senior notes	200.0	200.0
10.0% senior notes	42.2	163.5
3.25% zero coupon convertible notes	85.7	112.7
Revolving lines of credit and other	102.2	96.1
Other liabilities	149.4	156.2

Total liabilities	1,755.1	1,647.6

Stockholders’ equity	1,023.3	1,024.1

	$2,778.4	$2,671.7

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.
Second Quarter Sales Growth Trends

	Second Quarter	Adjustments for:		Second Quarter	Second Quarter
	2010 Sales	Foreign Exchange	Copper	2010 Sales	2009 Sales	Organic
	(as reported)	Impact	Impact	(as adjusted)	(as reported) *	Growth
	(in millions)
North America
Enterprise Cabling and Security	$527.5	$(6.5)	$—	$521.0	$504.3	3.3%
Wire & Cable	325.0	(10.9)	(18.0)	296.1	270.5	9.4%
OEM Supply	131.9	(0.3)	—	131.6	122.8	7.2%
Eliminations / Other	0.2	—	—	0.2	0.1	n/a

Total North America	$984.6	$(17.7)	$(18.0)	$948.9	$897.7	5.7%

Europe
Enterprise Cabling and Security	$90.9	$2.8	$—	$93.7	$81.8	14.6%
Wire & Cable	67.7	2.6	(1.6)	68.7	66.1	3.8%
OEM Supply	93.3	4.3	—	97.6	70.6	38.6%

Total Europe	$251.9	$9.7	$(1.6)	$260.0	$218.5	19.1%

Emerging Markets	$130.7	$(4.9)	$—	$125.8	$104.4	20.3%

Anixter International	$1,367.2	$(12.9)	$(19.6)	$1,334.7	$1,220.6	9.3%

Six Months Sales Growth Trends

	June YTD	Adjustments for:		June YTD	June YTD
	2010 Sales	Foreign Exchange	Copper	2010 Sales	2009 Sales	Organic
	(as reported)	Impact	Impact	(as adjusted)	(as reported) *	Growth
	(in millions)
North America
Enterprise Cabling and Security	$1,009.1	$(15.0)	$—	$994.1	$998.2	-0.4%
Wire & Cable	609.5	(23.4)	(32.0)	554.1	552.1	0.3%
OEM Supply	263.1	(0.8)	—	262.3	268.1	-2.1%
Eliminations / Other	0.3	—	—	0.3	0.4	n/a

Total North America	$1,882.0	$(39.2)	$(32.0)	$1,810.8	$1,818.8	-0.4%

Europe
Enterprise Cabling and Security	$180.5	$(2.5)	$—	$178.0	$171.1	4.0%
Wire & Cable	138.7	(1.8)	(3.4)	133.5	136.1	-1.9%
OEM Supply	185.9	(1.7)	—	184.2	149.9	23.0%

Total Europe	$505.1	$(6.0)	$(3.4)	$495.7	$457.1	8.5%

Emerging Markets	$252.7	$(11.8)	$—	$240.9	$215.9	11.6%

Anixter International	$2,639.8	$(57.0)	$(35.4)	$2,547.4	$2,491.8	2.2%

*	North America and Europe Enterprise Cabling and Security include $31.4 million and $1.6 million for the second quarter and $61.5 million and $3.2 million year-to-date of sales, respectively, associated with the exit of a major customer contract in November 2009. Adjusting for these sales, the organic sales growth would have been 12% for the second quarter and 5% for six months.